Royal Bank of Canada Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the S&P 500® Index due January 25, 2029

Amendment No. 1 dated January 15, 2025 to Term Sheet dated January 15, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measure:	The S&P 500® Index (the “Index”)
Pricing Date:	January 21, 2025
Issue Date:	January 24, 2025
Final Calculation Day:	January 22, 2029
Stated Maturity Date:	January 25, 2029
Calculation Days:	Quarterly, on the 22nd day of each January, April, July and October, commencing April 2025 and ending January 2029, provided that the January 2029 calculation day will be the final calculation day
Principal Amount:	$1,000 per note
Maturity Payment Amount (per note):

• if the average ending value is greater than the starting value:

$1,000 + ($1,000 × average index return × upside participation rate); or

• if the average ending value is less than or equal to the starting value:

$1,000

Upside Participation Rate:	At least 116.5% (to be determined on the pricing date)
Average Index Return:	(average ending value – starting value) / starting value
Starting Value:	The closing value of the Index on the pricing date
Average Ending Value:	The arithmetic average of the closing values of the Index on the calculation days
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 3.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.75% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.
CUSIP:	78017KLF7

All payments on the notes are subject to our credit risk.

The issuer’s initial estimated value of the notes as of the pricing date is expected to be between $900.00 and $947.86 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the notes will set forth the issuer’s estimate of the initial value of the notes as of the pricing date. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1000275/000095010325000507/
dp223470_424b2-wfceln294spx.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Notes

•	You May Not Receive Any Positive Return On Your Investment In The Notes.

•	The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Index During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Index As Measured From The Starting Value To Its Closing Value At Or Near Stated Maturity.

•	The Notes Do Not Pay Interest, And Your Return On The Notes May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	Payments On The Notes Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Notes.

•	You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•	There May Not Be An Active Trading Market For The Notes And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Notes Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Notes Is Only An Estimate, Calculated As Of The Time The Terms Of The Notes Are Set.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Index

•	Investing In The Notes Is Not The Same As Investing In The Index.

•	Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

As used in this term sheet, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.